Exhibit 99.7

FEARNSALE

Consent of Fearnleys AS

Reference is made to the Registration Statement on Form F-4 (File No. 333-219297), including the joint proxy statement/prospectus contained therein, of Teekay Tankers Ltd. (as the same may be amended or supplemented, the “Registration Statement”). We hereby consent to (i) the inclusion in the Registration statement of our appraisal report, dated 18th April 2017, 7th April 2017 and 28th April 2017, valuing 56 of the vessels of Teekay Tankers Ltd. and Tanker Investments Ltd. (the “Report”) and use in the Registration Statement of any information contained in the Report, and (ii) all references in the Registration Statement to us, including all references to us as having provided the Report and other information. We further consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Fearnleys AS

By:	/s/ Mathias H. Haugen
Dated:	8th September 2017

Fearnleys AS Enterprise number NO 943 190 410 VAT An Astrup Fearnley company www.fearnleys.no	Office: Grev Wedels pl. 9 N-0151 Oslo NORWAY	Mailing address: P.O.Box 1158 Sentrum N-0107 OSLO NORWAY	Telephone: +47 22 93 61 69 Telefax: +47 22 93 61 50 E-mail: fearnsale@fearnleys.no